UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 6, 2024

Date of Report (Date of earliest event reported)

1-13948

(Commission file number)

MATIV HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	62-1612879
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

100 Kimball Pl, Suite 600
Alpharetta, Georgia	30009
(Address of principal executive offices)	(Zip Code)

1-770-569-4229

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act. (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	MATV	New York Stock Exchange

☐ Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2024, Mativ Holdings, Inc. (the “Company”) adopted the Mativ Holdings, Inc. Executive Severance Plan, and its named executive officers, Julie Schertell, Greg Weitzel, Mark W. Johnson, and Michael W. Rickheim, and certain other participants will become subject to the plan effective July 6, 2024. The plan replaces and supersedes any severance plan, agreement, policy, or arrangement of the Company that covers the participants. The severance plan was approved by the compensation committee of the Company’s board of directors in order to, among other things, attract and retain key talent and ensure continuity of the business in the event of a change in control of the Company.

Under the severance plan, participants are entitled to the following severance benefits, as applicable:

Termination that Does Not Qualify as a Change of Control Termination. In the event of an involuntary termination by the Company without “cause” that is not within two years of a change of control, any participant is entitled to severance in an amount equal to the sum of (a) the participant’s annual base salary and (b) the participant’s target bonus, multiplied by one half, one and a half, or two, depending on the participant. Ms. Schertell’s multiplier is two and the multiplier for Messrs. Weitzel, Johnson, and Rickheim is one and a half. In addition, in connection with a qualifying termination, the participants are entitled to (i) any earned but unpaid annual bonus amount and a prorated bonus payment for the year of termination, (ii) a payment equal to the participant’s monthly COBRA continuation premium for medical and dental coverage times six, eighteen, or twenty-four, depending on the participant (Ms. Schertell’s multiplier is twenty-four and the multiplier for Messrs. Weitzel, Johnson, and Rickheim is eighteen), and (iii) the prorated vesting of equity and long-term awards. For time-based awards, if any, unvested awards will vest on a pro rata basis based on the number of days served between the award date and the expiration of the vesting schedule. For performance-based awards, unvested awards will vest on a pro rata basis (at target if the first annual performance period has not concluded and at actual averaged for the completed actual performance periods thereafter). With respect to any one-time awards, upon a qualifying termination, time-based awards will be fully vested and performance-based awards will be fully vested at target performance.

Termination in Connection with a Change of Control. In the event of (a) an involuntary termination by the Company without “cause” or (b) resignation for “good reason” by the participant, either within two years of a change of control, the participant is entitled to severance in an amount equal to the sum of (a) the participant’s annual base salary and (b) the participant’s target bonus, multiplied by one and a half, two, or three, depending on the participant. Ms. Schertell’s multiplier is three and the multiplier for Messrs. Weitzel, Johnson, and Rickheim is two. In addition, in connection with a change of control qualifying termination, the participants are entitled to (i) any earned but unpaid annual bonus amount and a prorated bonus payment for the year of termination, (ii) a payment equal to the participant’s monthly COBRA continuation premium for medical and dental coverage times eighteen, twenty-four, or thirty-six, depending on the participant (Ms. Schertell’s multiplier is thirty-six and the multiplier for Messrs. Weitzel, Johnson, and Rickheim is twenty-four), and (iii) the vesting of equity and long-term awards. For time-based awards, if any, all unvested awards will vest immediately upon a change of control qualifying termination. For performance-based awards, all unvested awards will vest at target performance upon a change of control qualifying termination.

The foregoing benefits will be paid or provided only if the participant signs a general release of claims and an agreement to be bound by restrictive covenants, as permitted by law. The foregoing description of the severance plan is qualified in its entirety by reference to the severance plan, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATIV HOLDINGS, INC.
(Registrant)

By:	/s/ Greg Weitzel
Greg Weitzel Executive Vice President and Chief Financial Officer

Dated: June 10, 2024

2